UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2006

FIRSTCITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	033-19694	76-0243729
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6400 Imperial Drive
Waco, Texas 76712
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (254) 761-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events

In a press release of March 27, 2006, FirstCity Financial Corporation (“FirstCity”) announced that on March 21, 2006, it received notice of the issuance of an order granting partial summary judgment to FirstCity (the “Order”) by the 152nd District Court, Harris County, Texas (the “Court”) in Cause No. 2005-04492, Prudential Financial, Inc. v. JP Morgan Chase Bank, National Association, et. al. (the “Interpleader Suit”). The Interpleader Suit related to the ownership of certain proceeds from the demutualization of Prudential Insurance Company of America. The Order granted FirstCity’s motion for partial summary judgment and rendered judgment in favor of FirstCity as to the ownership of the demutualization proceeds. The Court’s Order additionally denied the claims of FCLT Loans Asset Corporation (“FLAC”) and Tony Blair, individually and as representative of the proposed class of employee beneficiaries to the demutualization proceeds. According to JP Morgan Chase Bank, National Association’s (“JP Morgan”) report dated as of the close of business on February 28, 2006, the demutualization proceeds total approximately $17.7 million. The demutualization proceeds are being held by JP Morgan pending resolution of all unresolved issues in the lawsuit. The order is interlocutory. The Court’s Order is not subject to appeal until the certain issues not addressed in the motions for summary judgment are resolved. FLAC has already indicated its intent to appeal a final judgment awarding the demutualization proceeds to FirstCity. The press release dated March 27, 2006, is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Section 9-Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits. Pursuant to General Instructions B.2 of Form 8-K, Exhibit 99.1relating to Item 8.01 is furnished with this Form 8-K.

	99.1	Press release dated March 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTCITY FINANCIAL CORPORATION

Date: March 27, 2006	By:	/s/ J. Bryan Baker
J. Bryan Baker
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated March 27, 2006.